                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.          )


Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]
Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               ORTEL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

 [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

 (2) Aggregate number of securities to which transactions applies:
- --------------------------------------------------------------------------------

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
- --------------------------------------------------------------------------------

 (4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount previously paid:
- --------------------------------------------------------------------------------

 (2) Form, schedule or registration statement no.:
- --------------------------------------------------------------------------------

 (3) Filing party:
- --------------------------------------------------------------------------------

 (4) Date filed:
- --------------------------------------------------------------------------------

                               ORTEL CORPORATION

                              -------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 27, 1996

                              -------------------

     The 1996 Annual Meeting of the Stockholders of Ortel Corporation (the "Company") will be held at 9:00 a.m., local time, on September 27, 1996, at the offices of the Company at 2015 West Chestnut Street, Alhambra, California 91803, for the following purposes:

     1. To elect four directors to serve for a term of three years or until their respective successors have been duly elected and qualified or until they resign, become disqualified, disabled or are otherwise removed;

     2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent public accountants; and

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on August 5, 1996, of the Company's Common Stock will be entitled to notice of, and to vote at, the 1996 Annual Meeting and any adjournment or postponement thereof.


                                         By order of the Board of Directors,



                                         Nadav Bar-Chaim
                                         Vice President and Secretary

Alhambra, California
August 14, 1996

                               ORTEL CORPORATION
                           2015 WEST CHESTNUT STREET
                           ALHAMBRA, CALIFORNIA 91803

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 27, 1996

                              ------------------

                                PROXY STATEMENT

                              ------------------

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Ortel Corporation (the "Company") for use at the 1996 Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company at 2015 West Chestnut Street, Alhambra, California 91803, on September 27, 1996, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof.

     All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the four nominees listed in the proxy for election to the Board of Directors and (ii) the ratification of the selection of KPMG Peat Marwick LLP.

     Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting at the Meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the Meeting and voting in person by the person who executed the proxy (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy).

     This proxy statement is being mailed to the Company's stockholders on or about August 19, 1996. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication with stockholders by the Company's regular employees who will not receive additional compensation for the solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 11,447,950 shares of Common Stock outstanding at the close of business on the record date, August 5, 1996, will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of Common Stock held of record by such stockholder on August 5, 1996.

     In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. All other proposals to come before the Meeting require the approval of a majority of the shares of stock having voting power present. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

                 VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

     The following table sets forth as of August 5, 1996, the amount and percentage of the outstanding shares of the Common Stock which, according to the information supplied to the Company, are beneficially owned by (i) each of the directors of the Company (four of whom, Drs. Honda, Ury and Young and Mr. Krisbergh, are also nominees for re-election as directors of the Company), (ii) each of the Named Officers (as defined on page 5), (iii) all directors and executive officers of the Company as a group and (iv) each person or entity who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed has sole voting and sole investment power with respect to the shares which are deemed beneficially owned by such person or entity.

                                 OUTSTANDING      OUTSTANDING OPTIONS       AGGREGATE OUTSTANDING       PERCENT OF SHARES OF
                                    COMMON         EXERCISABLE WITHIN     COMMON STOCK BENEFICIALLY         COMMON STOCK
NAME OF BENEFICIAL OWNER           STOCK(1)             60 DAYS                    OWNED(1)              BENEFICIALLY OWNED
- ------------------------         -----------      -------------------     -------------------------     --------------------
DIRECTORS AND NAMED
 OFFICERS(2):
Nadav Bar-Chaim..............       584,310             85,350                     669,660                      5.8%
Tatsutoku Honda(3)...........             0             17,514                      17,514                        *
Anthony J. Iorillo...........             0             29,214                      29,214                        *
Raymond Kaufman..............        57,751             17,514                      75,265                        *
Hal M. Krisbergh (4).........             0             10,000                      10,000                        *
William Moore................        81,900             33,575                     115,475                      1.0%
Wim H.J. Selders(5)..........       265,356            109,250                     374,606                      3.2%
Wayne Tyler..................           500             32,214                      32,714                        *
Israel Ury(6)................       591,360             55,350                     646,710                      5.6%
Stephen K. Workman...........        47,008             66,750                     113,758                        *
Amnon Yariv (7)..............       467,775             17,514                     485,289                      4.2%
Ronald Young.................       112,893             17,514                     130,407                      1.1%
All directors and executive
 officers as a group (12          2,208,853            491,759                   2,700,612                     22.6%
 persons)....................


                                 OUTSTANDING      OUTSTANDING OPTIONS       AGGREGATE OUTSTANDING       PERCENT OF SHARES OF
                                    COMMON         EXERCISABLE WITHIN     COMMON STOCK BENEFICIALLY         COMMON STOCK
NAME OF BENEFICIAL OWNER           STOCK(1)             60 DAYS                    OWNED(1)              BENEFICIALLY OWNED(1)
- ------------------------         -----------      -------------------     -------------------------     --------------------
BENEFICIAL OWNERS-5% OR MORE:
Sumitomo Osaka Cement Co.,
 Ltd(8)......................     2,349,964                  0                   2,349,964                     20.5%
  1 Kanda, Mitoshiro-cho
  Chyioda, Tokyo, 101
  Japan
Establissement Somisa (9)....       567,067                  0                   567,067                       5.0%
  P.O. Box 683
  Staedtle 18
  FL-9490 Vaduz
  Liechtenstein


- --------
*     Represents ownership of less than 1.0%.

(1) Except for information based on Schedules 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of August 5, 1996.

(2) The address of Messrs. Iorillo and Selders and Drs. Bar-Chaim, Honda, Kaufman, Tyler, Ury and Young is c/o Ortel Corporation, 2015 West Chestnut Street, Alhambra, California 91803-1542.

(3) Excludes 2,349,964 shares beneficially owned by Sumitomo Osaka Cement Co., Ltd. ("Sumitomo"). Dr. Honda was originally nominated to the Board of Directors by Sumitomo. Dr. Honda has no voting or investment power with respect to Sumitomo's shares.

(4) Mr. Krisbergh was appointed as a member of the Company's Board of Directors effective August 11, 1995.

(5) The outstanding shares are held in the Wim and Ella Selders Trust dated February 12, 1992, of which Mr. Selders is trustee with shared voting and investment power. Excludes 40,000 shares owned by The Selders Foundation, a California nonprofit public benefit corporation. Mr. Selders is the president of The Selders Foundation and shares voting and investment power.

(6) The outstanding shares are held in a family trust of which Dr. Ury is trustee with shared voting and investment power.

(7) Also includes 13,500 shares held in a family trust of which Dr. Yariv is trustee with sole voting and investment power.

(8) According to Schedule 13G filed by Sumitomo Osaka Cement Co., Ltd. on April 24, 1995.

(9) According to Schedule 13G filed by Establissement Somisa dated September 21, 1995.



REGISTRATION RIGHTS

     The holders of approximately 6,200,000 shares of the Company's Common Stock (the "Registrable Shares") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act") pursuant to certain agreements between the Company and the parties thereto. If the Company proposes to register any of its Common Stock under the Securities Act, certain holders of Registrable Shares are entitled to require the Company to include all or a portion of their shares in such registration, subject to certain marketing and other limitations. In certain circumstances, the underwriters of such offering have the right to limit the number of shares included in the registration. In addition, a percentage of the holders of the Registrable Shares, either 40% or 50% depending on the terms of the applicable agreement, may demand that the Company file a registration statement under the Securities Act with respect to such Registrable Shares, on one to four occasions depending on such agreement. The Company may, in certain circumstances, defer such registration and the underwriters involved in such registration have the right to limit the number of shares included in such registration. In addition, certain holders may request, subject to certain limitations, that the Company register such holders' shares on Form S-3 at such time as that form may be used by the Company. All fees, costs and expenses of all of such registrations, other than underwriting discounts, will be paid by the Company.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and titles of the executive officers of the Company as of August 5, 1996.

NAME                            AGE   POSITION
- ----                            ---   --------
Wim H.J. Selders                 56   President, Chief Executive Officer
Israel Ury                       40   Chief Technology Officer
Nadav Bar-Chaim                  50   Vice President, Device Structures and
                                       Materials and Secretary
William Moore                    48   Vice President, Sales
Stephen K. Workman               45   Vice President, Finance, Chief Financial
                                       Officer and Treasurer

     Set forth below are descriptions of the backgrounds of the executive officers of the Company and their principal occupations for the past five years. For a description of the background of Mr. Selders and Drs. Ury and Bar-Chaim, see "Proposal 1 - Election Of Directors." The Company is not aware of any family relationships among any of its directors and executive officers.

     Mr. Moore has served as the Company's Vice President, Sales since September 1990. From September 1988 to September 1990, Mr. Moore served as Director of Sales for the Company. Prior to September 1988, Mr. Moore held various sales and marketing positions, with his last position being Corporate Marketing Manager at Hewlett-Packard. Mr. Moore holds B.S.E.E. and M.S. Operations Management degrees from Northrup University.

     Mr. Workman has served as the Company's Vice President, Finance and Chief Financial Officer since November 1989 and the Company's Treasurer since September 1995. From November 1982 to November 1989, Mr. Workman held various positions at Ibis Systems, a disk drive manufacturing company, most recently as Controller. Prior to November 1982, Mr. Workman held various finance-related positions with Ford Motor Company, Parsons Company, an engineering construction company, and Tiger International, a transportation company. He holds a B.S. degree in Engineering Science and an M.S. in Industrial Administration from Purdue University.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended April 30, 1996, 1995 and 1994 of those persons who were either (i) the chief executive officer during the last completed fiscal year or
(ii) one of the other four most highly compensated executive officers of the Company as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000 (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                      -------------
                                                       AWARDS                           AWARDS OF
                                  -------------------------------------------------       STOCK
NAME AND                          FISCAL                             OTHER ANNUAL        OPTIONS         ALL OTHER
PRINCIPAL POSITION                 YEAR     SALARY     BONUS(1)     COMPENSATION(2)     (SHARES)      COMPENSATION(3)
- ------------------                ------    -------   ---------     ---------------   -------------   ---------------
Wim H.J. Selders                    1996   $218,380   $130,000                --            29,000         $10,643
 President and Chief                1995    211,275    195,000                --            60,000          10,263
 Executive Officer                  1994    187,380     95,000                --            45,000           8,597

Israel Ury                          1996    147,108     64,000                --            17,400           8,103
 Chief Technology Officer           1995    144,116     98,000                --            22,500           4,945
                                    1994    138,009     57,375                --            30,000           4,026

Nadav Bar-Chaim,                    1996    147,108     64,000                --            17,400           9,073
 Vice President, Device             1995    144,116     98,000                --            22,500           6,338
 Structures and Materials           1994    138,142     57,375                --            30,000           6,971
 and Secretary

William Moore,                      1996    180,472     20,000                --            13,700           5,830
 Vice President, Sales              1995    174,944     20,000                --            13,500           5,027
                                    1994    195,789     36,910                --            22,500           4,877

Stephen Workman                     1996    111,682     40,000                --            17,400           5,933
 Vice President, Finance            1995    106,742     57,000                --            13,500           4,398
 and Chief Financial Officer        1994    112,062     37,000                --            22,500           4,623


- --------
(1)  Represents bonuses earned during the fiscal year.

(2) Amounts of other annual compensation are not applicable because such compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus of the Named Officer.

(3) Fiscal 1996 represents matching contributions paid by the Company under the Company's 401(k) plan of $4,666, $6,128, $6,128, $3,095 and $3,448 and reimbursements of life insurance premiums of $5,977, $1,975, $2,945, $2,735 and $2,485 for Mr. Selders, Dr. Ury, Dr. Bar-Chaim, Mr. Moore and Mr. Workman, respectively. Fiscal year 1995 represents matching contributions paid by the Company under the Company's 401(k) plan of $5,206, $3,105, $3,603, $2,542 and $2,113 and reimbursements of life insurance premiums of $5,057, $1,840, $2,735, $2,485 and $2,285 for Mr. Selders, Dr. Ury, Dr.
     Bar-Chaim, Mr. Moore and Mr. Workman, respectively. For fiscal year 1994, represents matching contributions paid by the Company under the Company's 401(k) plan of $4,440, $2,341, $4,391, $2,547 and $2,493 and reimbursements of life insurance premiums of $4,157, $1,685, $2,580, $2,330 and $2,130 for
     Mr. Selders, Dr. Ury, Dr. Bar-Chaim, Mr. Moore and Mr. Workman, respectively.

     The following table sets forth certain information with respect to grants of options to purchase shares of Common Stock under the Company's 1994 Equity Participation Plan (the "1994 Plan") to the Named Officers during fiscal year 1996.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                           PERCENTAGE OF
                                           TOTAL OPTIONS                                    POTENTIAL REALIZABLE VALUE AT
                                            GRANTED TO                                      ASSUMED ANNUAL RATES OF STOCK
                                OPTIONS      EMPLOYEES     EXERCISE OR BASE                     PRICE APPRECIATION
                                GRANTED      IN FISCAL        PRICE PER       EXPIRATION    -----------------------------
NAME                            (SHARES)       YEAR              SHARE           DATE          5%                  10%
- ----                            --------   -------------   ----------------   ----------    --------            ---------
Wim H.J. Selders                 29,000        4.9%             $17.25        06/02/05      $314,605             $797,270
Israel Ury                       17,400        2.9%              17.25        06/02/05       188,763              478,362
Nadav Bar-Chaim                  17,400        2.9%              17.25        06/02/05       188,763              478,362
William Moore                    13,700        2.3%              17.25        06/02/05       148,624              376,641
Stephen Workman                  17,400        2.9%              17.25        06/02/05       188,763              478,362


- --------
(1) All options were granted under the 1994 Plan and become exercisable in four equal annual installments beginning on the first anniversary date of grant. Under the terms of the 1994 Plan, the Stock Option Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options. Options are granted for a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

     The following table sets forth certain information with respect to the exercise of stock options during fiscal 1996 and the unexercised options to purchase shares of Common Stock held by the Named Officers as of April 30, 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                            SHARES ACQUIRED     VALUE               UNEXERCISED OPTIONS AS OF         IN-THE-MONEY OPTIONS AS OF
                              ON EXERCISE     REALIZED(1)               APRIL 30, 1996                    APRIL 30, 1996 (2)
                            ---------------   -----------   ---------------------------------------   ---------------------------
                                  (#)             ($)          EXERCISABLE         UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
                            ---------------   -----------   -----------------   -------------------   -----------   -------------
Wim H.J. Selders                30,000          165,000           72,000               93,000           $780,000       $877,500
Israel Ury                      30,000          165,000           34,500               48,000            378,750        480,000
Nadav Bar-Chaim                      0                0           64,500               48,000            723,750        480,000
William Moore                        0                0           18,450               33,300            201,375        339,750
Stephen Workman                      0                0           50,700               33,300            572,250        339,750

- ----------------------
(1) Market value of underlying securities at exercise date minus the exercise price.

(2) Based on the closing price of Common Stock on the Nasdaq Stock Market on April 30, 1996 ($15 1/2) minus the exercise price of the option.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements, dated September 14, 1990, with Wim H.J. Selders, Israel Ury and Nadav Bar-Chaim, providing for annual salaries that are subject to annual review by the Company's Board of Directors and an annual increase not less than the Consumer Price Index of the Bureau of Labor Statistics in return for their services as President and Chief Executive Officer, Chief Technology Officer and Vice President, Device Structures of the Company, respectively. Other benefits include an automobile and, with respect to Mr. Selders, gross-up payments for taxes due upon exercise of certain non-qualified stock options. Subject to certain limitations, each of these employment agreements is automatically extended for an additional year beyond the remaining year on September 1 of each year unless the Company has given notice by March 1 of that year that it does not wish to extend the agreement. Each of Mr. Selders', Dr. Ury's and Dr. Bar-Chaim's agreements also contain a covenant to nominate them to the Board of Directors.

     Each of Mr. Selders', Dr. Ury's and Dr. Bar-Chaim's employment agreements provides that such executive officer may be terminated by the Company for gross misconduct, willful neglect of duties or disability. The agreements may be terminated with three months notice to the Company by such executive officers, in the event of constructive termination or within six months of a change in control of the Company. In the event that any of such executive officers' employment is constructively terminated or terminated within six months of a change in control of the Company, the officers may elect to be paid their current salary and benefits for two years or to receive a lump sum payment of 85% of such amount. Additionally, such agreements provide for gross-up payments to such executive officers in the event any parachute payment excise taxes under the Internal Revenue Code of 1986, as amended, are levied upon the amounts paid to such officers on termination.

     The Company and Stephen K. Workman have entered into an agreement which provides that in the event Mr. Workman is terminated within six months of a change in control of the Company, Mr. Workman may elect to be paid his current salary and benefits for two years or to receive a lump sum payment of 85% of such amount. The agreement provides for gross-up payments to Mr. Workman in the event any parachute payment excise taxes under the Internal Revenue Code of 1986, as amended, are levied upon the amounts paid to Mr. Workman on termination.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION

To: Our Stockholders

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who have never served as officers of the Company. The Committee provides guidance and overview for all executive compensation and benefit programs, including basic strategies and policies. The Committee evaluates the performance of the executive officers and determines their compensation levels in terms of salary, bonuses, stock options and other benefits, all subject to approval of the Board of Directors.

COMPENSATION PHILOSOPHY

     At the direction of the Board of Directors and pursuant to the charter of the Compensation Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company, and are administered to support the long-term interests of the Company and its shareholders. The Committee seeks to align total compensation for senior management with corporate performance. Committee actions related to the compensation of the Chief Executive Officer of the Company are submitted to the full Board of Directors for ratification.

     The Committee has established a number of objectives which serve as guidelines in making all compensation decisions, including:

       The integration of compensation programs with the Company's strategic directions in order to achieve its long-term strategic objectives;

       Rewarding annual financial performance through bonus incentives that reflect Company profitability and team and individual performance, reinforcing the Company's unique corporate culture;

       Encouraging consistent long-term enhancement of stockholder value by providing multi-year performance incentives through equity ownership through stock options; and

       Providing a competitive total compensation program which enables the Company to attract and retain high caliber people, and reward performance.

     Each employee receives an annual performance appraisal based on performance factors and the achievement of specific goals. The key performance factors for executives include:

       Contributions to the Company's growth and profitability;

       Meeting the operating criteria of the executive's primary function, including satisfaction of external and internal customers;

       Contributions to the corporate culture, including cross-functional teamwork, care, respect, training, empowerment and actions to continually improve individual and team performance; and

       Longer-term contributions, including meeting quarterly and annual goals, implementing infrastructure for growth, contributing to the five-year plan and overall excellence.

BASE SALARIES

     The Company's basic compensation policy is to pay salaries that are at the median level of the Company's industry group and size of firm, and to provide variable performance-based incentive compensation through bonuses and stock options. The Committee obtains current industry executive salary surveys each year. The salaries are reviewed annually, and adjusted to reflect industry changes and sustained individual performance.

ANNUAL BONUSES

     The Board of Directors establishes an annual bonus pool as a percentage of pre-tax profits. The Company then pays supplemental cash bonuses from this bonus pool based on individual performance. Thus, employees have both a team incentive to increase profits and reduce costs to increase the total bonus pool and an individual incentive to perform at the highest level. The Committee obtains current industry surveys on executive bonuses.

STOCK OPTIONS

     The Company uses stock options to provide long-term incentives for the performance of the Company and key employees. Stock options are not only a tool to optimize the Company's performance, but are also essential to attract and maintain dynamic, talented professionals and managers in a rapidly evolving company without a defined pension plan. Stock options provide the strong incentive to work hard, be creative and be personally concerned about the Company's sustained success.

     The Company has established basic stock option grade levels for managers and professionals, with target dollar amounts of stock options for each level. The options are vested over a specified period, normally four to five years, and the number of shares and price per share are determined by the closing price on the Nasdaq Stock Market on the designated date of grant. The Committee approves the specific grants to individuals.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In establishing the fiscal 1996 compensation for the Company's Chief Executive Officer and President, Mr. Wim H.J. Selders, the Committee followed its established compensation philosophy and process described above. In particular, the Committee noted that Mr. Selders maintained and expanded the Company's strengths, despite an anticipated slowdown in domestic spending for the broadband industry. Increased investment in research and development and sales and marketing have positioned the Company to play a larger role in the evolving broadband industry, as well as the wireless industry, and to benefit from the industry's recovery. The Company's acquisition of Avitec, one of Europe's leading manufacturers of radio frequency repeaters, will enable it to provide an array of RF distribution products designed to facilitate the cost-effective deployment of PCS and other wireless networks. In addition, under Mr. Selder's leadership, the Company's revenues grew 15% while maintaining earnings per share levels, and the Company continued to perform very well compared to its peer group of manufacturers.

     Based on these and other objectives, pre-established for the year, the Committee evaluated Mr. Selders' personal performance and applied an appropriate performance multiplier to this industry average bonus factor and the Board established bonus pool (reduced from last year) to determine his bonus. Mr. Selders' fiscal year 1996 bonus, paid after the end of the fiscal year, was $130,000 or 59.5% of his base salary, reflecting his achievements during the year. The Company contributed $4,666 (2.1% of his salary) to Mr. Selders' 401(k) account during fiscal 1996.

     Based on the Company's policy on base salaries set forth above and a comparison to median CEO base salaries for companies of similar size, the Committee increased Mr. Selders basic salary in fiscal year 1996 by 5.7%.

                                         Compensation Committee:

                                         Anthony J. Iorillo
                                         Wayne L. Tyler
                                         Ronald L. Young

Date: August 5, 1996

     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, which is responsible for the compensation policies of the Company with respect to its executive officers, is comprised of Mr. Iorillo and Drs. Tyler and Young, none of whom are employees of the Company.

                              PERFORMANCE GRAPH(1)

     The following line graph compares the quarterly cumulative total stockholder return on the Common Stock against the Nasdaq Broad Market Index and the Radio and Television Communications Equipment Industry Index for the period from October 20, 1994 (the date of the Company's initial public offering) to April 30, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
            AMONG ORTEL CORPORATION, INDUSTRY INDEX AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          INDUSTRY      BROAD
(Fiscal Year Covered)        ORTEL CP        INDEX        MARKET
- -------------------          --------       --------      ------
Measurement Pt-  1994        $100.00        $100.00      $100.00
FYE   1995                   $ 58.16        $ 99.54      $102.95
FYE   1995                   $ 41.84        $101.79      $118.13
FYE   1996                   $ 63.27        $102.18      $133.11

- --------
(1) Assumes $100 invested on October 20, 1994 and reinvestment of all dividends. Also assumes the Company's initial public offering price was the closing price on the day immediately prior to the Company's initial public offering.

                              CERTAIN TRANSACTIONS

     During fiscal year 1996, the Company loaned $120,000 to each of Mr. Selders and Dr. Ury in connection with the exercise of an aggregate of 60,000 stock options at an exercise price of $4.00 per share. These loans are full recourse and are secured by those shares of Common Stock resulting from such exercises. The loans of these officers are payable in full from on October 20, 1999, with interest payable annually at a rate of 6.3% in accordance with Internal Revenue Service guidelines on such loans. Mr. Selders repaid $75,000 of his outstanding loan balance in December 1995 and repaid the remaining $45,000 of this loan balance in July 1996. In July 1996, Dr. Ury repaid all of his outstanding loan.

     As of July 31, 1996, the Company had outstanding loan balances of $150,000, $416,000 and $214,535 with Mr. Selders, Mr. Moore and Mr. Workman, respectively, related to the exercise of stock options and alternative minimum taxes thereon. These loans are payable in full from April 19, 1999 to April 1, 2003, with interest payable annually at rates ranging from 5.07% to 7.34% according to IRS guidelines for such loans at the time they were extended. The loans are full recourse and are secured by the underlying shares of Common Stock resulting from such exercise totaling 31,756, 81,900 and 47,008 shares for Mr. Selders, Mr. Moore and Mr. Workman, respectively.

SUMITOMO COMMON STOCK PURCHASE AGREEMENT AND RELATED AGREEMENTS

     Pursuant to the Common Stock Purchase Agreement entered to in connection with the purchase of 2,349,964 shares of Common Stock by Sumitomo in March 1990, and as amended in July 1995, the Company granted to Sumitomo certain rights including (i) the exclusive right to distribute Ortel standard products in Japan, subject to meeting certain required targets, and (ii) if the Company chooses to engage a manufacturing partner, the right of first refusal to participate in the establishment of any manufacturing facility in Japan, Taiwan, Singapore, Korea, Hong Kong, Australia, Indonesia, Thailand, Vietnam, Cambodia, China, India, the Philippines or New Zealand and to be the majority joint venture partner in any manufacturing facility in Japan. In addition, the Company agreed to treat Sumitomo as a prime supplier, but not a sole supplier, if Sumitomo is competitive with other Ortel vendors regarding price, performance and other factors. The Company also agreed to reasonably consider joint development projects with and paid for by Sumitomo, and support, to the extent that the Company's resources are sufficient and capable of doing so, the sale of Sumitomo products in the United States and Canada. These rights terminate if Sumitomo holds less than 10% of the outstanding equity of the Company excluding certain issuances of shares in which Sumitomo is not offered the right to participate or sells any of its Common Stock of the Company to a competitor of the Company. In addition, Sumitomo's rights terminate three years after a merger of the Company or other such change of control. Dr. Honda, a director of the Company, is an executive officer of Sumitomo.

     In connection with Sumitomo's investment in the Company, Sumitomo and Wim H.J. Selders, Amnon Yariv, Nadav Bar-Chaim and Israel Ury, all of whom are directors or executive officers of the Company, have agreed not to acquire additional shares of the Company's equity securities such that any such stockholder would be able to elect a majority of the Board or would hold more than 40% of the outstanding equity of the Company unless such stockholder offered to purchase all of the outstanding equity securities of the Company at either a price approved or accepted by the holders of at least two thirds of the outstanding equity of the Company or a price equal to, or in excess of, the fair market value of such securities, provided that such price was at least equal to, or greater than, the greater of $6.00 per share or three times the book value of such securities. The agreement terminates upon agreement of Sumitomo and the stockholders party to such agreement.

     Pursuant to a voting agreement between the Company and Sumitomo, Sumitomo agreed to vote its shares for no more than two directors until December 31, 1994. Dr. Honda, an executive officer of Sumitomo, has been elected to the Board pursuant to the voting agreement. Sumitomo did not nominate a second representative to the Company's Board of Directors. Pursuant to such agreement, Sumitomo and its representatives on Ortel's Board are limited in their access to Ortel's proprietary information.

                        COMPLIANCE WITH SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten (10) percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the Nasdaq Stock Market. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it with respect to fiscal 1995, or written representations from certain reporting persons, the Company believes that its Insiders complied with all Section 16(a) filing requirements, except that Mr. Young inadvertently failed to timely file a Form 4 reporting an acquisition and a purchase of Common Stock.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Bylaws provide that the Board of Directors will consist of a minimum of seven and maximum of eleven directors, divided into three classes. The authorized number of directors is currently fixed at ten, with two classes comprised of three directors and one class comprised of four directors. One class is elected each year for a three-year term, expiring at the Annual Meeting. In August 1995, the Board of Directors increased the authorized number of directors from nine to ten and appointed Hal M. Krisbergh as a director of the Company to serve until the 1996 Annual Meeting. The foregoing notwithstanding, directors will serve until their successors have been duly elected and qualified, unless they resign, become disqualified, disabled or are otherwise removed.

     Each of the Company's four nominees for election to the Board of Directors is currently serving as a director of the Company and, with the exception of Hal
M. Krisbergh, was elected to his present term of office by the stockholders of the Company. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the four nominees named herein as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

     Set forth below are the names and descriptions of the backgrounds of the directors of the Company (including the nominees) and their principal occupations for the past five years. Each of the nominees first became a director of the Company in the year set forth below and has continually served as a director of the Company since that date.

                   NOMINEES FOR ELECTION TO SERVE UNTIL 1999

NAME                  AGE   POSITION
- ----                  ---   --------
Tatsutoku Honda        56   Director
Hal M. Krisbergh       49   Director
Israel Ury             40   Director, Chief Technology Officer
Ronald Young           57   Director

     Dr. Honda has served as a member of the Board of Directors of the Company since September 1990. Since June 1990, Dr. Honda has served as the Director and General Manager of New Business Development at Sumitomo Osaka Cement Co., Ltd., a Japanese manufacturer of cement and related products. From October 1987 to June 1990, Dr. Honda served as General Manager of the Optoelectronics Development Department at Sumitomo Cement Co., Ltd. From February 1984 to January 1987, Dr. Honda served as General Manager of the Development Department of OITDA. Dr. Honda holds B.E. and Ph.D. degrees in Electrical Engineering from Nihon University, Tokyo. Dr. Honda was originally appointed to the Board of Directors pursuant to the Voting Agreement dated as of March 26, 1990, between the Company and Sumitomo Cement Co., Ltd.

     Mr. Krisbergh was appointed as a member of the Board of Directors of the Company on August 11, 1995. Since March 1995, Mr. Krisbergh has served as Chairman and Chief Executive Officer of Worldgate Communications, Inc., a supplier of Internet access equipment. From 1981 until 1994, Mr. Krisbergh held various positions at General Instrument Corporation, the world's largest supplier of broadband telecommunications equipment for the cable TV, satellite and telephone industries, his last position being that of Corporate Vice President. From 1975 until 1981, Mr. Krisbergh worked at WR Grace where he served as President of the Pace West Consumer Products Division in his last position. Mr. Krisbergh holds a Master's Degree in Business Administration with honors from Boston University and an undergraduate degree in Electrical Engineering from The City College of New York. Mr. Krisbergh also serves on the boards of Digital Cable Radio, Next Level Communications and AM Communications.

     Dr. Ury, a member of the Board of Directors of the Company since co-founding the Company in April 1980, has served as the Company's Chief Technology Officer since September 1985. From April 1980 to August 1986, Dr. Ury served as the Company's President and Chief Financial Officer. Prior to co-founding the Company, Dr. Ury was a Research Assistant in Applied Physics at the California Institute of Technology. Dr. Ury holds a Ph.D. in Applied Physics from the California Institute of Technology and M.S. and B.Sc. degrees in Engineering from the University of California, Los Angeles.

     Dr. Young has served as a member of the Board of Directors of the Company since December 1981. Since 1975, Dr. Young has served as an Associate Professor at Baylor College of Medicine. Dr. Young holds M.D. degrees from Baylor College of Medicine and the University of Basel, Switzerland and degrees from the University of Rhode Island and Cornell University.

                    DIRECTORS CONTINUING TO SERVE UNTIL 1997

NAME                  AGE   POSITION
- ----                  ---   --------
Nadav Bar-Chaim        50   Director, Vice President and  Corporate Secretary
Anthony J. Iorillo     58   Director
Wayne Tyler            59   Director

     Dr. Bar-Chaim, a member of the Board of Directors of the Company since co-founding the Company in April 1980, has served as the Company's Vice President, Device Structures and Materials and Corporate Secretary since July 1980. Prior to co-founding the Company, Dr. Bar-Chaim was a Research Fellow in Applied Physics at the California Institute of Technology and an Electronics Instructor and Teaching Assistance in Physics at Tel-Aviv University. Dr. Bar-Chaim holds a Ph.D. in Electrical Engineering and an M.S. degree in Physics (solid state) from Tel-Aviv University, and a B.S. in Mathematics and Physics from the Hebrew University of Jerusalem.

     Mr. Iorillo has served as a member of the Board of Directors of the Company since April 1993. From July 1991 to May 1994, Mr. Iorillo served as a Senior Vice President and President of the Telecommunications and Space Sector of Hughes Aircraft Company. From 1986 to July 1991, Mr. Iorillo served as a Vice President of Hughes. Mr. Iorillo joined Hughes in 1959 as a Hughes Masters Fellow. He has served as Chairman of the Board of Directors of American Mobile Satellite Corporation, a satellite communications company, since April 1994. Mr. Iorillo holds a B.S. degree in Mechanical Engineering and an M.S. in Aeronautics from the California Institute of Technology.

     Dr. Tyler has served as a member of the Board of Directors of the Company since October 1989. Dr. Tyler is co-owner of MESA Company, a consulting firm in technology programs, and has served as senior engineer of MESA Company since 1985. From June 1981 to October 1984, Dr. Tyler served as Colonel and Chief Executive of Advanced Technology Program at the U.S. Air Force Weapons Laboratory. Dr. Tyler served in many senior and staff positions in Air Force units at several United States, European and Far Eastern locations from 1958 to 1984. Dr. Tyler holds M.S. and Ph.D. degrees in Industrial Engineering from Stanford University, and a B.S. degree in Chemical Engineering from the University of Wisconsin.

                    DIRECTORS CONTINUING TO SERVE UNTIL 1998

NAME                  AGE   POSITION
- ----                  ---   --------
Wim H.J. Selders       56   Director, Chief Executive Officer and President
Amnon Yariv            66   Chairman of the Board
Raymond Kaufman        70   Director

      Mr. Selders, a member of the Board of Directors of the Company since September 1985, has served as the Company's Chief Executive Officer since September 1985, and the Company's President since August 1986. From 1977 to September 1986, Mr. Selders occupied various management positions at TEC Incorporated, a manufacturer of computer peripherals and electronic components, with his last position being Executive Vice President/General Manager. Mr. Selders was educated in the Netherlands and holds degrees in computer automation, business administration, and economics from AMBI, Praehep College, and RRR College, respectively.

     Dr. Yariv has served as Chairman of the Board of Directors of the Company since co-founding the Company in April 1980. In 1964, Dr. Yariv joined the California Institute of Technology, and in 1980 became the Thomas G. Myers Professor of Electrical Engineering and Applied Physics at the California Institute of Technology, a position he currently holds. Dr. Yariv has authored or co-authored three books and over 300 articles in professional journals regarding quantum electronics and optical electronics. He holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of California, Berkeley.

     Dr. Kaufman has served as a member of the Board of Directors of the Company since December 1981. Since 1973, Dr. Kaufman has been a Professor at Baylor College of Medicine. From 1969 to January 1993, Dr. Kaufman served as Chairman of the Department of Obstetric Gynecology at Baylor College of Medicine. He holds an M.D. degree from the University of Maryland School of Medicine and other degrees from the University of North Carolina and College of William and Mary.

     The Company is not aware of any family relationships among any of the foregoing directors and its executive officers. The Certificate of Incorporation and Bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held six meetings during the fiscal year ended April 30, 1996. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal 1996 and the total number of meetings held during fiscal 1996 by all committees of the Board of Directors on which that director served.

     The Company has standing Audit, Compensation and Nominating Committees. During fiscal 1996, Drs. Tyler and Kaufman comprised the Audit Committee. The Audit Committee met four times during the fiscal year ended April 30, 1996. The Audit Committee's responsibilities include recommending the selection of the Company's independent public accountants to the Board of Directors reviewing the plans and results of the audit engagement with the independent public accountants and management, approving professional services provided by the independent public accountants, reviewing the adequacy of the Company's internal accounting controls, reviewing the independence of the independent public accountants and considering the range of audit and non-audit fees charged by the independent public accountants. During fiscal 1996, Mr. Iorillo and Drs. Tyler and Young comprised the Compensation Committee. The Compensation Committee met three times during fiscal 1996. The Compensation Committee's responsibilities include reviewing and approving the compensation of the Company's directors, officers and employees and administering the Company's Stock Option Plans. The Nominating Committee, comprised of Messrs. Selders and Iorillo and Dr. Yariv, met twice during fiscal 1996. The Nominating Committee's responsibilities include nominating and screening candidates for the Board of Directors, training and orienting members of the Board of Directors, evaluating the performance of the Board of Directors and overseeing general coordination of the Board of Directors' agenda and meeting schedules and committee membership.

DIRECTOR COMPENSATION

     Each non-employee director of the Company except Dr. Yariv is entitled to receive compensation of $500 for each Board of Directors meeting attended. Drs. Tyler and Iorillo and Mr. Krisbergh are each entitled to receive on an annual basis $13,000 for serving on the Company's Board of Directors. Each member of the Audit and Compensation Committees is entitled to receive $500 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Each director is reimbursed for certain expenses incurred in connection with attendance at Board of Directors and committee meetings. Prior to the 1996 Annual Meeting, each non-employee director received an annual grant of non-qualified stock options to purchase 2,857 shares of the Company's Common Stock pursuant to the 1994 Plan. The number of shares of this annual grant is based on $40,000 divided by the closing price of the Company's Common Stock on the date of grant. Mr. Krisbergh received a grant of stock options to purchase 40,000 shares of the Company's Common Stock upon his appointment as a member of the Board of Directors.

     The Company has entered into consulting agreements with Dr. Yariv, dated as of March 2, 1990, as amended, and January 3, 1994, for the purpose of obtaining technical advice and counseling concerning systems, components and markets relevant to the Company's business. Telor Corporation, a company owned by Dr. Yariv, is paid $10,321 per month for his services under these agreements. The agreements are renewable annually for a yearly term expiring on June 10th of the following year. In fiscal year 1996, the Company paid Dr. Yariv $127,257 under these consulting arrangements.

     In addition, certain of the Company's directors who are also employees of the Company are party to employment agreements with the Company. See "Executive Compensation--Employment Agreements."

                                   PROPOSAL 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP, the Company's independent public accountants for the fiscal year ended April 30, 1996, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending April 30, 1997, subject to ratification by the stockholders by an affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Meeting. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates, except in the firm's capacity as the Company's independent public accountants.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     All proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, by April 17, 1997 if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.


                                         By Order of the Board of Directors,



                                         Nadav Bar-Chaim

                                         Vice President and Secretary

Dated:  August 14, 1996

                               ORTEL CORPORATION

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 27, 1996

  The undersigned hereby appoints Wim H.J. Selders and Nadav Bar-Chaim and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes either of them to act and to vote at the annual meeting of stockholders of Ortel Corporation ("Ortel") to be held on September 27, 1996, and at any adjournments or postponements thereof, as indicated upon all manners referred to on this proxy card and described in the Proxy Statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

  Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2.
- -------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                     (Continued and to be signed on other side)

                             FOLD AND DETACH HERE

                                                                   Please mark
                                                          [X]      your votes
                                                                     as this

                                                                    WITHHOLD
                                                      FOR ALL       AUTHORITY
                                                     NOMINEES   FOR ALL NOMINEES
1. Elect members of the Ortel Board of Directors.       [ ]            [ ]


   Tatsutoku Honda, Hal M. Krisbergh, Israel Ury, Ronald Young

(Instruction: To WITHHOLD AUTHORITY to vote for any individual nominees, draw a line through (or otherwise strike out) the nominee's name in the list above.


                                                       FOR   AGAINST   ABSTAIN
2. Approval of the selection of KPMG Peat Marwick      [ ]     [ ]       [ ]
   LLP as Ortel's independent public accountants.






Signature(s) ___________________________   Date _______________________________
NOTE: Please sign as name(s) appears on this proxy card, and date this proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.